Exhibit 99.3

Good morning.

Thank you for the honor of sharing your company’s financial story for the sixth time as your CFO. While fiscal 2018 involved grappling with significant challenges, ultimately the CHS narrative is quite positive. It’s a story of focus, of working together to restore your company’s balance sheet strength and financial flexibility, and of creating an even stronger foundation for growth.

Throughout fiscal 2018, I found two time-tested sources of inspiration that motivated me as we worked to move CHS forward.

The first inspiration came from all of you, our member-owners, and your strong commitment to this company and its future. As I visited with you this year during owner events and in informal settings, your personal vision, focus and drive for success were humbling and motivating.

My second source of inspiration was a well-worn favorite book.

Like many of you, I’m a reader of business books. The choices are endless. More than 1,000 are published each month. A few become best sellers. A rare few become classics. I believe those classics offer crystal-clear focus and advice that stands the test of time.

Jim Collins’ iconic Good to Great is such a book. Published in 2001, Forbes magazine still ranks it among the top five best leadership books ever. Good to Great is a go-to reference that provides time-tested principles from which to build and sustain a great company. Its tenets are simple and rooted in common sense. I’ve referred to them so many times over my career that my copy is faded and bookmarked. I’ve even made this personal CliffsNotes version for easy reference.

This book is a useful guide and a solid reference. Over the last year, I’ve reflected on how a refocused CHS is on its own journey from good to great.

Why?

In his book, Collins reminds us that to change, you must first “confront the brutal facts.” Collins words are strong. And, it’s not easy to look challenge straight in the eye.  But to successfully emerge from adversity, we must look each other straight in the eye, articulate the challenge and then get on with actions that will set us on the road to good and, ultimately, great.

Without question, CHS did look challenge straight in the eye in fiscal 2018. We did it with disciplined people, with disciplined thought, and with disciplined actions. We established and delivered on our priorities. As you will see in our financials, we ARE stronger today. We were good in the past and, with discipline and focus, we WILL become great.

That does not mean our challenges are completely behind us.  As you know we are addressing one right now. But in keeping with our commitment to you, and using Collins’ words, we will confront the brutal facts, and we will take appropriate action.

Fiscal 2018 has ended and we are now one quarter and seven days into fiscal 2019. While the calendar page has turned, we remain focused on strength and growth in an operating environment that will continue to provide challenges for the foreseeable future.

At the same time, let’s acknowledge what we achieved together in fiscal 2018. You’ve already heard the Board’s perspective from Chairman Schurr. Following my report, Jay will share the big picture.

Let’s focus on our financial resilience.

A year ago, we confronted the challenges of our situation. We were candid with you. And, we laid out our priorities and a roadmap to restore financial flexibility.

First, we committed to strengthen our relationships with you, as well as with CHS employees and others who are important to our success, including our bankers, many who are here today. Second, we committed to sharpen the company’s operational excellence. And third, we committed to restore balance sheet strength, so we could move forward and grow.

I hope you agree that our relationships with you, our owners, and with other important stakeholders are stronger.

Our operational excellence has improved, not only within Finance, but through improved collaboration across CHS. We are continuously improving.

I want to reflect on the third 2018 priority — restoring financial flexibility.

Working together, we’ve made noteworthy progress, especially around balance sheet strength and liquidity. I extend my heartfelt thanks to our employee teams who did the hard work, and to our financial partners who stood with us. Our teams focused, prioritized and took on the challenge, even when it wasn’t easy.

Together, we kept CHS financially sound, made it stronger and we are moving forward.

The proof is in the scorecard you see here:

•                  Our goal was to generate $500 million to optimize our debt levels; we achieved $512 million.

•                  We significantly improved our debt-to-cash flow ratio, staying well below our lending covenant and getting under our internal guardrail by fiscal year end.

•                  We held controllable operating expenses flat for the third year in a row.

•                  We improved our working capital by more than $600 million.

•                  We prioritized and constrained capital expenditures, while ensuring safe working conditions and well-maintained assets.

•                  And we optimized our portfolio — selling or closing certain assets, helping us to restore financial flexibility.

That’s a list of accomplishments, but what’s most important is what it means for you as owners. Restored financial flexibility and a strong balance sheet matter. A strong financial foundation enables CHS to invest, grow and reward you for doing business with the company you own.

We still have work to do.  As you know, we are dealing with the reality of recently discovered intentional misstatements in our financial results. In late October, we filed an 8-K with the Securities and Exchange Commission regarding our need to restate financials to correct for material misstatements related to the valuation and technical accounting for rail and other freight contracts.

This restatement was necessary due to a former employee’s misconduct. Specifically, this individual intentionally misstated both the quantities and the values that were used when marking rail freight positions to market. Unfortunately, this misconduct went on for several years and our internal controls didn’t prevent or detect the misstatements.  Clearly this is unacceptable. So, once again we are staring challenge straight in the eye and we are taking the appropriate actions.  The investigation has been completed, the  disciplinary actions have been taken and our internal controls remediation work has begun.

I want to assure you that the investigation did not uncover any cash loss to CHS. It is true however that historic earnings in Grain Marketing were overstated.  As required by the accounting rules, all overstated values have been written off and are reflected in our restated financial results, which we filed on Form 10-K with the SEC on December 3rd.  Additionally, we are addressing the material weaknesses in our internal control environment by actively planning for and implementing both near-term and longer-term remediation action plans.

Despite the material nature of these accounting misstatements, the  CHS balance sheet and financial foundation remain strong.

Now, let’s look at our significantly improved fiscal 2018 financial performance.

I can summarize the fiscal 2018 financials with two comments. First, it was a much better year than last year. Second, while it wasn’t an easy year, given the ongoing economic challenges, we are fortunate to have a diverse business portfolio, which helps mitigate the volatility of the cycles in agriculture and energy.

For fiscal 2018, net sales were $33 billion that’s slightly more than the $32 billion recorded last year.

Net income for fiscal 2018 was $776 million, an increase of $704 million over the $72 million we reported last fiscal year. Some may say that the earnings improvements were driven by specific events including asset sales. Here are the facts, on an apples-to-apples basis. Stripping out all the specific events in fiscal 2018 and 2017, base business pre-tax earnings were up $158 million, or nearly 45% — that’s a tremendous accomplishment and a testament to the contributions of everyone on the CHS team.

There were numerous bright spots in fiscal 2018.

Energy had a great year with pre-tax earnings of $452 million, up significantly from $61 million in fiscal 2017. Higher refining margins played a significant role. We also had one-time gains as a result of the sale of our Pacific Northwest Zip Trip stores and the Council Bluffs, Iowa, refined fuels pipeline and terminal.

The global grain and fertilizer markets continued to challenge our Ag segment in fiscal 2018. Despite these challenges, we saw improvement over fiscal 2017, largely due to lapping the negative specific events of last year.

For fiscal 2018, Ag pretax income was $74 million, compared with a loss of $270 million for 2017. Lower margins across many of our Ag segment businesses were due to lower demand and tariff-related uncertainties. We did, however, experience increased margins in oilseed processing.

While we are not yet achieving the returns we’d projected at the time of our investment in CF Nitrogen, we saw some good improvement in fiscal 2018. This improvement was driven by higher prices for urea and UAN. Before-tax income in our Nitrogen Production segment was $39 million for fiscal 2018, compared with $30 million for fiscal 2017.

Finally, our Corporate and Other earnings increased to $106 million for fiscal 2018, compared with $69 million in 2017, primarily due to the sale of CHS Insurance. Earnings from our two food-related joint ventures — Ventura Foods and Ardent Mills — were lower in 2018.

In summary, here’s the full picture of fiscal 2018 earnings. Thank you to everyone whose focus made these greatly improved results possible and to our owners and customers for their business.

Here’s another Good to Great message that really resonates with me: It’s the message that successful teams work together, but don’t always agree on everything. Great teams debate vigorously and seek the best decisions, regardless of self-interest. We call this collaboration. Without question, we collaborated in fiscal 2018 as we made tough financial decisions around monetizing assets and equity management.

Let’s review equity management now. As you’ll recall, the CHS Board made tough equity management decisions last year. Essentially, CHS did not return any cash to the country in fiscal 2018. The Board allocated $10 million to be used only for redemption of individual estates. The Board’s equity management decisions for fiscal 2018 helped to restore balance sheet strength and financial flexibility.

Due to our strengthened financial position, the Board determined in September that in fiscal 2019, CHS will distribute $150 million in cash to owners: $75 million in cash patronage and $75 million in equity redemptions. Additionally, we are holding back 10% of patronage sourced earnings to build balance sheet strength.

Here are a few key wholesale patronage rates.  In fuels, refined fuels total patronage will be 9.2 cents per gallon and premium diesel will be

11.6 cents per gallon.  In agronomy, bulk fertilizer total patronage will be $8.58 per ton and specialty fertilizer will be $16.01 per ton.

Let’s review how the $75 million in equity redemptions will be distributed between individuals and associations. We’ll cover individuals first.  We will redeem $35 million of individual member equity in fiscal 2019, in two ways.  In the first quarter of fiscal 2019, we redeemed all age 70 producer retirements that were received but not paid in fiscal 2018. We’ll redeem producer estates and age 70 retirements as they are incurred this fiscal year, up to that $35 million amount.

Now let’s cover associations. We will redeem $30 million of qualified equity earned in fiscal 2006 on an age-of-equity basis, and we will redeem $10 million in non-qualified equity certificates held by associations that we issued for fiscal 2017.

As we announced earlier this fall, we will pass through $150 million from Section 199A DPAD to eligible member-owners later this month.

Determining how to best distribute the $150 million in cash for equity management was not easy. I want to offer my sincere thanks to the CHS Board Capital Committee. Their equity management decisions exemplify our annual meeting theme, “Focused.” Your Capital Committee demonstrated strong leadership as they conducted many thoughtful, deliberate discussions while making this year’s equity management decisions, keeping both short- and long-term goals in mind.

Looking forward, future equity management decisions will continue to be made in the context of the overall best interests of this cooperative and our long-term balance sheet strength.  We know that we must balance returning cash to the country today with building a strong balance sheet that enables our CHS strategies for the long haul.

So, what will fiscal 2019 look like?

The ag economy remains challenging and we expect it to stay that way for the foreseeable future. Given that, the fiscal 2019 budget remains appropriately conservative. We’re heading in the right direction and we are returning to growth.

We remain confident, cautiously optimistic and ready for the challenges.

We are starting to align our work along business processes creating Centers of Excellence, as we call them. We intend for these to become well-controlled best practices, in areas like credit and our financial back office. Ultimately, these will make it easier for you to do business with CHS.

Our financial objectives this year are straightforward: increase earnings, increase cash flow and generate returns above the cost of capital. When we consider growth opportunities, we must continue to exercise discipline, prudence and scrutiny. Our aim is to deliver growth and create economic value for the CHS cooperative system.

I am realistic and pragmatic. I am also optimistic. I want to leave you with three reasons why we can and we will succeed.

First, we are FOCUSED. We know who we are: a cooperative system that empowers American agriculture. As an owner, I know you care deeply. CHS is not a spectator sport for you. You own us, you govern us, and you directly benefit from what we achieve together.

Second, we are REALISTS. We have challenges ahead, but CHS is a company that has always been here for the long haul.

Finally, and most important, we have FINANCIAL FLEXIBILITY. We’re making good progress. We met or exceeded each of the financial priorities we set a year ago.  And, we’ve got momentum.

As Jim Collins said in Good to Great, being great means you care so much about something you want to make it the best it can possibly be. Not for personal reward, but because of what it stands for.

Together we’re on the path to create a great CHS, becoming better each day, one action at a time. Thank you for your engagement, your commitment and, most of all, for your business. I’m looking forward to the challenges ahead. CHS is on the road from good to great!